                                                                    EXHIBIT 99.1


                                                     FOR IMMEDIATE RELEASE
                                                     Wednesday, October 22, 2003
                                                     7:30 A.M. CDT


                            BELO REPORTS RESULTS FOR
                               THIRD QUARTER 2003



         DALLAS - Belo Corp. (NYSE: BLC) today reported net earnings per share of $0.27 for the third quarter of 2003 compared with net earnings per share of $0.25 in the third quarter of 2002. Analysts' consensus estimate for the third quarter of 2003 was $0.25.

         Belo's consolidated revenues for the third quarter increased 2.5 percent with an increase of 1.6 percent in total operating costs and expenses. Consolidated earnings from operations increased 6.0 percent while consolidated EBITDA (net earnings before interest, income taxes, depreciation and amortization) increased 2.3 percent.

         In the third quarter of 2003, if Belo had expensed stock options, pro forma net earnings per share would have been $0.25 compared to net earnings per share of $0.27 reported today. Pro forma net earnings per share in the third quarter of 2002 would have been $0.22 per share compared to reported net earnings per share of $0.25.

THIRD QUARTER 2003 IN REVIEW

         Robert W. Decherd, Belo's chairman, president, and chief executive officer, said, "Belo's third quarter results finished a little better than we anticipated when we last commented on the third quarter in mid-September. As expected, revenues firmed as the third quarter progressed, particularly in Belo's Television Group. As we enter the fourth quarter, visibility is still limited in our core businesses, but we sense that the U.S. economy and the advertising environment are somewhat more predictable. We are hopeful that recent positive economic news will fuel a sustained economic recovery. When a full-fledged recovery begins, Belo's market-leading assets in above-average growth markets are poised to lead the way."

BELO ANNOUNCES THIRD QUARTER 2003 RESULTS
OCTOBER 22, 2003
PAGE TWO


         The Television Group overcame the impact of the uneven economy and lower political spending in the third quarter, growing total revenues 1.3 percent with a 1.0 percent increase in spot. Political revenues were $3.6 million in the third quarter of 2003 compared with $11.5 million in the third quarter of last year. Excluding political revenues, spot revenues increased 6.8 percent in the third quarter. Spot revenues were particularly strong in the month of September, increasing 13.1 percent, excluding political revenues. Total operating costs and expenses before depreciation and amortization for the Television Group were approximately one percent higher in the third quarter of 2003. EBITDA for the Television Group increased 1.7 percent in the third quarter. Total operating costs and expenses were 0.5 percent less than the third quarter of last year and earnings from operations increased 4.7 percent.

         Newspaper Group total revenues increased 2.6 percent in the third quarter of 2003 compared with the third quarter of 2002, while advertising revenues increased 2.2 percent. Retail and classified revenues decreased 3.6 percent and 3.1 percent, respectively, in the third quarter. These decreases were more than offset by a 21.1 percent increase in general revenues, an 8.2 percent increase in preprints and TMC and a 9.6 percent increase in all other advertising revenue. Total operating costs and expenses for the Newspaper Group were 3.7 percent higher in the third quarter of 2003 compared to the third quarter of 2002. Operating costs and expenses before depreciation and amortization were 4.1 percent higher. EBITDA for the Newspaper Group decreased
1.6 percent in the third quarter and earnings from operations decreased 1.9 percent.

         Belo Interactive's Web sites generated $6.3 million in revenue during the third quarter, compared to $5.0 million in the third quarter of 2002, an increase of 26.1 percent. Belo Interactive's EBITDA investment in the third quarter of 2003 improved to $1.1 million from $2.9 million in the third quarter of 2002. Including depreciation and amortization, the Company's investment in Belo Interactive was $1.9 million in the third quarter compared with an investment of $3.7 million in the third quarter of 2002.

BELO ANNOUNCES THIRD QUARTER 2003 RESULTS
OCTOBER 22, 2003
PAGE THREE


         Revenues in Belo's Other segment, consisting primarily of NorthWest Cable News and Texas Cable News, increased 16.6 percent in the third quarter of 2003 to $5.1 million. Total operating costs and expenses before depreciation and amortization increased 12.7 percent over the prior year, resulting in EBITDA of $220,000 in the third quarter of 2003 compared with EBITDA of $44,000 in the third quarter of 2002. Total operating costs and expenses increased 12.2 percent in the third quarter of 2003. Including depreciation and amortization, the Company's investment in the third quarter was $432,000, an improvement of 22.6 percent from the third quarter of last year.

         Corporate's total operating costs and expenses before depreciation and amortization in the third quarter of 2003 were 7.2 percent less than the prior year, due to a decrease in bonus accruals. Total operating costs and expenses, including depreciation and amortization, were 4.2 percent less in the third quarter compared with the prior year.

         Belo's total depreciation and amortization expense decreased 4.3 percent in the third quarter of 2003 compared with the third quarter of 2002.

         Other income (expense), net in the third quarter of 2003 includes a planned $2.4 million loss from Belo's equity ownership in cable news joint ventures with Time Warner in Charlotte, Houston and San Antonio. As expected, the third quarter loss in the joint ventures was approximately $1.5 million greater than the third quarter of 2002.

NON-GAAP FINANCIAL MEASURES

         All references in this release to consolidated EBITDA and to its components, EBITDA on a segment basis and total operating costs and expenses before depreciation and amortization, are references to non-GAAP financial measures. A reconciliation of EBITDA to net earnings is set forth in Industry Segment Information, which is included as an exhibit to this release.

BELO ANNOUNCES THIRD QUARTER 2003 RESULTS
OCTOBER 22, 2003
PAGE FOUR


FOURTH QUARTER 2003 OUTLOOK

         Dunia A. Shive, Belo's executive vice president and chief financial officer, said, "As we look to the fourth quarter, it is important to remember that the Television Group generated $27.9 million of political revenue in the fourth quarter of 2002 - $21.8 million in October, $5.9 million in November, and a minimal amount in December. We currently expect political revenues in the fourth quarter of 2003 to be about $3.9 million. Based on current pacings, spot revenues in October, excluding political, are expected to be up in the high-single digits. Spot revenues, including political, are expected to be down about 20 percent in October. In November, current pacings for spot revenues, excluding political, are up in the low to mid-single digits. Including political revenues, November spot revenues are currently pacing down mid-single digits.

         "Newspaper Group revenue trends in the fourth quarter are similar to the third quarter so far. However, retail is a little better than in the third quarter and general advertising, while still strong on an absolute dollar basis, will cycle against big gains in telecom in the fourth quarter of 2002. Classified employment in Dallas remains our most significant challenge, with the Dallas unemployment rate currently 80 basis points above the national unemployment rate. However, classified real estate and automotive look good so far in the fourth quarter and the preprints and TMC category remains strong. We currently expect advertising revenue for the Newspaper Group to be up about three to four percent in October."

         Robert W. Decherd added, "We currently expect the Company's total operating costs and expenses in the fourth quarter of 2003 to increase one to two percent compared with the fourth quarter of the prior year, with significantly lower bonus expense. Benefits costs in the fourth quarter will continue to be significantly greater than last year, mostly due to higher pension and medical insurance costs. Newsprint expense is expected to be 10 to 13 percent higher in the fourth quarter. Direct compensation expense is projected to decrease one to two percent due to lower bonuses.

BELO ANNOUNCES THIRD QUARTER 2003 RESULTS
OCTOBER 22, 2003
PAGE FIVE


         "The Company's investment in Belo Interactive, including depreciation and amortization, should be around $1.6 million in the fourth quarter of 2003 compared with $3.2 million in the fourth quarter of 2002. Belo's total depreciation and amortization expense is expected to be flat with the fourth quarter of last year. Interest expense in the fourth quarter of 2003 should be about two percent less than the fourth quarter of last year as a result of lower debt levels. Other income (expense), net should be similar to the first three quarters of 2003. The Company's effective tax rate for the fourth quarter should be just under 39 percent.

         "The fourth quarter of 2003 will include a $1.9 million gain, $1.1 million net of taxes, or $0.01 per share, on the sale of Belo's radio station in San Antonio, KENS-AM. The radio station was acquired by Belo as part of the purchase of KENS-TV in San Antonio in 1997.

         "Based on what we know today, we expect fourth quarter net earnings per share to be in a range of $0.36 to $0.38, including the one-cent gain on the sale of the radio station."

         Belo will update the investment community regarding its expectations for revenues, operating costs and expenses and net earnings per share for the fourth quarter of 2003 at the December Media Week conferences in New York and will continue to provide information on operating trends in its monthly statistical reports.

ABOUT BELO

         Belo Corp. is one of the nation's largest media companies with a diversified group of market-leading television, newspaper, cable and interactive media assets. A Fortune 1000 company with approximately 7,800 employees and $1.4 billion in annual revenues, Belo operates news and information franchises in some of America's most dynamic markets and regions, including Texas, the Northwest, the Southwest, Rhode Island, and the Mid-Atlantic region. Belo owns 19 television stations (six in the top 16 markets) reaching 13.7 percent of U.S. television households; owns or operates nine cable news channels; and manages one television station through a local marketing agreement. Belo publishes four daily newspapers:

BELO ANNOUNCES THIRD QUARTER 2003 RESULTS
OCTOBER 22, 2003
PAGE SIX


The Dallas Morning News, The Providence Journal, The Press-Enterprise (Riverside, CA) and the Denton Record-Chronicle (Denton, TX). Belo Interactive's new media businesses include 34 Web sites, several interactive alliances, and a broad range of Internet-based products.

         FOR MORE INFORMATION, CONTACT DUNIA SHIVE, BELO'S EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, OR CAREY HENDRICKSON, BELO'S VICE PRESIDENT OF INVESTOR RELATIONS, AT 214-977-6606. ADDITIONAL INFORMATION, INCLUDING EARNINGS RELEASES, IS AVAILABLE ONLINE AT HTTP://WWW.BELO.COM.

         Statements in this communication concerning the company's business outlook or future economic performance, anticipated profitability, revenues, expenses, capital expenditures, investments, commitments, or other financial or operating items and other statements that are not historical facts, are "forward-looking statements" as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.

           Such risks, uncertainties and factors include, but are not limited to, changes in advertising demand, interest rates and newsprint prices; technological changes; development of internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; regulatory changes; the effects of company acquisitions and dispositions; general economic conditions; and significant armed conflict, as well as other risks detailed in the company's filings with the securities and exchange commission ("sec"), including the annual report on form 10-k.

CONSOLIDATED STATEMENTS OF EARNINGS
BELO

                                                                    Three months ended                  Nine months ended
                                                                       September 30,                       September 30,
                                                               ------------      ------------      ------------      ------------
In thousands, except per share amounts (unaudited)                 2003              2002              2003              2002
                                                               ------------      ------------      ------------      ------------


NET OPERATING REVENUES                                         $    356,268      $    347,623      $  1,048,163      $  1,033,786

OPERATING COSTS AND EXPENSES
        Salaries, wages and employee benefits                       128,842           127,352           383,240           375,410
        Other production, distribution and operating costs           94,335            92,882           278,115           274,958
        Newsprint, ink and other supplies                            32,554            30,033            94,223            90,420
        Depreciation                                                 22,715            23,871            68,518            72,640
        Amortization                                                  2,119             2,087             6,325             6,213
                                                               ------------      ------------      ------------      ------------
              Total operating costs and expenses                    280,565           276,225           830,421           819,641

              Earnings from operations                               75,703            71,398           217,742           214,145

OTHER INCOME AND EXPENSE
        Interest expense                                            (23,225)          (24,949)          (70,608)          (80,357)
        Other income (expense), net (1)                              (2,074)           (1,085)           (7,004)            5,337
                                                               ------------      ------------      ------------      ------------
              Total other income and expense                        (25,299)          (26,034)          (77,612)          (75,020)

EARNINGS
        Earnings before income taxes                                 50,404            45,364           140,130           139,125
        Income taxes                                                 19,293            17,373            54,036            53,853
                                                               ------------      ------------      ------------      ------------

              Net earnings                                     $     31,111      $     27,991      $     86,094      $     85,272
                                                               ============      ============      ============      ============

NET EARNINGS PER SHARE
        Basic                                                  $        .27      $        .25      $        .76      $        .76
        Diluted                                                $        .27      $        .25      $        .75      $        .75

AVERAGE SHARES OUTSTANDING
        Basic                                                       113,678           112,225           113,226           111,632
        Diluted                                                     115,606           113,857           114,824           113,400

CASH DIVIDENDS DECLARED PER SHARE                              $        .19      $        .15      $        .34      $        .30
                                                               ============      ============      ============      ============


Certain amounts for the prior year have been reclassified to conform to the current year presentation.

Note 1: Other income (expense), net consists primarily of equity earnings (losses) from partnerships and joint ventures and other non-operating income (expense). For the nine months ended September 30, 2002, other income (expense), net includes a credit of $4,787 related to the favorable resolution of certain contingencies from properties sold in December 2002 and a gain of $2,375 on the sale of the Company's interest in the Dallas Mavericks and American Airlines Center.

CONSOLIDATED CONDENSED BALANCE SHEETS
BELO


                                                      September 30,    December 31,
In thousands                                              2003             2002
                                                      ------------     ------------

ASSETS
        Current assets
              Cash and temporary cash investments     $     30,568     $     34,699
              Accounts receivable, net                     224,308          235,235
              Other current assets                          61,410           49,875
                                                      ------------     ------------
        Total current assets                               316,286          319,809

        Property, plant and equipment, net                 538,056          565,114
        Intangible assets, net                           2,620,553        2,626,493
        Other assets                                       105,012          102,639
                                                      ------------     ------------

Total assets                                          $  3,579,907     $  3,614,055
                                                      ============     ============


LIABILITIES AND SHAREHOLDERS' EQUITY
        Current  liabilities
              Accounts payable                        $     52,110     $     66,247
              Accrued expenses                              97,630           99,396
              Other current liabilities                     66,337           49,999
                                                      ------------     ------------
        Total current liabilities                          216,077          215,642

        Long-term debt                                   1,318,375        1,441,200
        Deferred income taxes                              438,895          407,734
        Other liabilities                                  120,960          136,249
        Total shareholders' equity                       1,485,600        1,413,230
                                                      ------------     ------------

Total liabilities and shareholders' equity            $  3,579,907     $  3,614,055
                                                      ============     ============


Note: Certain amounts for the prior year have been reclassified to conform to the current year presentation.

INDUSTRY SEGMENT INFORMATION
BELO

In thousands (unaudited)

                                                           Three months ended September 30, 2003
                                  ----------------------------------------------------------------------------------------------
                                   Net Operating      Operating Costs     Earnings from      Depreciation and
                                      Revenues          and Expenses        Operations         Amortization          EBITDA
                                  ----------------    ----------------   ----------------    ----------------   ----------------

Television Group                  $        160,701    $        104,683   $         56,018    $         10,608   $         66,626
Newspaper Group                            184,121             149,792             34,329              11,846             46,175
Interactive Media                            6,313               8,254             (1,941)                808             (1,133)
Other                                        5,133               5,565               (432)                652                220
Corporate                                       --              12,271            (12,271)                920            (11,351)
                                  ----------------    ----------------   ----------------    ----------------   ----------------
        Segment Total             $        356,268    $        280,565   $         75,703    $         24,834            100,537
                                  ================    ================   ================    ================
Other Income (Expense), Net (1)                                                                                           (2,074)
                                                                                                                ----------------
Consolidated EBITDA(2)                                                                                                    98,463
Depreciation and Amortization                                                                                            (24,834)
Interest Expense                                                                                                         (23,225)
Income Taxes                                                                                                             (19,293)
                                                                                                                ----------------
Net Earnings                                                                                                    $         31,111
                                                                                                                ================



                                                             Three months ended September 30, 2002
                                  ----------------------------------------------------------------------------------------------
                                   Net Operating      Operating Costs     Earnings from      Depreciation and
                                      Revenues          and Expenses        Operations         Amortization          EBITDA
                                  ----------------    ----------------   ----------------    ----------------   ----------------

Television Group                  $        158,717    $        105,196   $         53,521    $         11,976   $         65,497
Newspaper Group                            179,496             144,501             34,995              11,939             46,934
Interactive Media                            5,007               8,752             (3,745)                862             (2,883)
Other                                        4,403               4,961               (558)                602                 44
Corporate                                       --              12,815            (12,815)                579            (12,236)
                                  ----------------    ----------------   ----------------    ----------------   ----------------
        Segment Total             $        347,623    $        276,225   $         71,398    $         25,958             97,356
                                  ================    ================   ================    ================
Other Income (Expense), Net (1)                                                                                           (1,085)
                                                                                                                ----------------
Consolidated EBITDA(2)                                                                                                    96,271
Depreciation and Amortization                                                                                            (25,958)
Interest Expense                                                                                                         (24,949)
Income Taxes                                                                                                             (17,373)
                                                                                                                ----------------
Net Earnings                                                                                                    $         27,991
                                                                                                                ================

Certain amounts for the prior year have been reclassified to conform to the current year presentation.

Note 1: Other income (expense), net consists primarily of equity earnings (losses) from partnerships and joint ventures and other non-operating income (expense).

Note 2: Consolidated EBITDA, which is reconciled to net earnings above, is defined as net earnings before interest expense, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States. Accordingly, it should not be considered in isolation or as a substitute for net earnings, operating income, cash flow provided by operating activities or other income or cash flow data prepared in accordance with accounting principles generally accepted in the United States. Management believes that EBITDA is useful as a supplemental measure of evaluating financial performance of the Company and its business segments because of its focus on the Company's results from operations before interest, income taxes, depreciation and amortization. EBITDA is a common alternative measure of performance used by investors, financial analysts and rating agencies to evaluate financial performance. Because EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, EBITDA as presented may not be comparable to other similarly titled measures of other companies.

INDUSTRY SEGMENT INFORMATION
BELO
In thousands (unaudited)

                                                              Nine months ended September 30, 2003
                                  ----------------------------------------------------------------------------------------------
                                   Net Operating      Operating Costs     Earnings from      Depreciation and
                                      Revenues          and Expenses        Operations         Amortization          EBITDA
                                  ----------------    ----------------   ----------------    ----------------   ----------------

Television Group                  $        474,144    $        313,314   $        160,830    $         32,015   $        192,845
Newspaper Group                            542,442             441,898            100,544              35,617            136,161
Interactive Media                           17,482              24,898             (7,416)              2,545             (4,871)
Other                                       14,095              16,202             (2,107)              1,905               (202)
Corporate                                       --              34,109            (34,109)              2,761            (31,348)
                                  ----------------    ----------------   ----------------    ----------------   ----------------
        Segment Total             $      1,048,163    $        830,421   $        217,742    $         74,843            292,585
                                  ================    ================   ================    ================
Other Income (Expense), Net (1)                                                                                           (7,004)
                                                                                                                ----------------
Consolidated EBITDA(2)                                                                                                   285,581
Depreciation and Amortization                                                                                            (74,843)
Interest Expense                                                                                                         (70,608)
Income Taxes                                                                                                             (54,036)
                                                                                                                ----------------
Net Earnings                                                                                                    $         86,094
                                                                                                                ================


                                                               Nine months ended September 30, 2002
                                  ----------------------------------------------------------------------------------------------
                                   Net Operating      Operating Costs     Earnings from      Depreciation and
                                      Revenues          and Expenses        Operations         Amortization          EBITDA
                                  ----------------    ----------------   ----------------    ----------------   ----------------

Television Group                  $        470,420    $        311,353   $        159,067    $         35,857   $        194,924
Newspaper Group                            536,750             431,114            105,636              36,299            141,935
Interactive Media                           13,849              24,841            (10,992)              2,583             (8,409)
Other                                       12,767              15,433             (2,666)              1,779               (887)
Corporate                                       --              36,900            (36,900)              2,335            (34,565)
                                  ----------------    ----------------   ----------------    ----------------   ----------------
        Segment Total             $      1,033,786    $        819,641   $        214,145    $         78,853   $        292,998
                                  ================    ================   ================    ================
Other Income (Expense), Net (1)                                                                                            5,337
                                                                                                                ----------------
Consolidated EBITDA(2)                                                                                                   298,335
Depreciation and Amortization                                                                                            (78,853)
Interest Expense                                                                                                         (80,357)
Income Taxes                                                                                                             (53,853)
                                                                                                                ----------------
Net Earnings                                                                                                    $         85,272
                                                                                                                ================

Certain amounts for the prior year have been reclassified to conform to the current year presentation.

Note 1: Other income (expense), net consists primarily of equity earnings (losses) from partnerships and joint ventures and other non-operating income (expense). For the nine months ended September 30, 2002, other income (expense), net includes a credit of $4,787 related to the favorable resolution of certain contingencies from properties sold in December 2002 and a gain of $2,375 on the sale of the Company's interest in the Dallas Mavericks and American Airlines Center.

Note 2: Consolidated EBITDA, which is reconciled to net earnings above, is defined as net earnings before interest expense, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States. Accordingly, it should not be considered in isolation or as a substitute for net earnings, operating income, cash flow provided by operating activities or other income or cash flow data prepared in accordance with accounting principles generally accepted in the United States. Management believes that EBITDA is useful as a supplemental measure of evaluating financial performance of the Company and its business segments because of its focus on the Company's results from operations before interest, income taxes, depreciation and amortization. EBITDA is a common alternative measure of performance used by investors, financial analysts and rating agencies to evaluate financial performance. Because EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, EBITDA as presented may not be comparable to other similarly titled measures of other companies.